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                                                                    EXHIBIT 12.1

                               General Media, Inc.
                Computation of Ratio of Earning to Fixed Charges
                             Year Ended December 31,

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

                                                        1997             1998             1999             2000            2001
                                                    ------------     ------------     ------------     ------------     -----------
      Income (loss) from continuing operations,
         before income taxes                        $ (1,915,000)    $ (3,879,000)    $ 22,606,000     $  5,467,000     $(9,966,000)
                                                    ------------     ------------     ------------     ------------     -----------

      Adjustments to income (loss)
         Interest expense                              9,918,000        9,918,000        7,969,000        6,865,000       8,003,000
         Interest income                                (611,000)        (517,000)        (762,000)        (495,000)       (289,000)
         Interest expense in rental charges              754,000          757,000          615,000          594,000         594,000
                                                    ------------     ------------     ------------     ------------     -----------

      Adjusted income (loss)                        $  8,146,000     $  6,279,000     $ 30,428,000     $ 12,431,000     $(1,658,000)
                                                    ============     ============     ============     ============     ===========

      Fixed charges
         Interest expense                           $  9,918,000     $  9,918,000     $  7,969,000     $  6,865,000     $ 8,003,000
         Interest expense in rental charges              754,000          757,000          615,000          594,000         594,000
                                                    ------------     ------------     ------------     ------------     -----------

      Total fixed charges                           $ 10,672,000     $ 10,675,000     $  8,584,000     $  7,459,000     $ 8,597,000
                                                    ============     ============     ============     ============     ===========

      Ratio of earnings to fixed charges                 Note (a)         Note (a)              3.54             1.67       Note (a)
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Note (a) - For the years ended December 31, 1997, 1998 and 2001 earnings were insufficient to cover fixed charges by $2,526,000, $4,396,000 and $10,255,000, respectively.